EXHIBIT 8.1

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                  [LETTERHEAD OF THACHER PROFFITT & WOOD LLP]



                                                June 29, 2004


Impac Mortgage Holdings, Inc.                  Wilmington Trust Company
1401 Dove Street                               Rodney Square North
Newport Beach, California 92660                1100 North Market Street
                                               Wilmington, Delaware  19890-0001

Impac Funding Corporation                      UBS Securities LLC
1401 Dove Street                               1285 Avenue of the Americas
Newport Beach, California 92660                11th Floor
                                               New York, New York 10019

IMH Assets Corp.                               Bear, Stearns & Co. Inc.
1401 Dove Street                               383 Madison Avenue
Newport Beach, California 92660                New York, New York 10179

Countrywide Securities Corporation             Wells Fargo Bank, N.A.
4500 Park Granada                              9602 Old Annapolis Road
Calabasas, California  91302                   Columbia, Maryland 21045

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004


                  Opinion: Underwriting Agreement (Tax)
                  IMH Assets Corp.
                  Collateralized Asset-Backed Bonds, Series 2004-6
                  ------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Impac Funding Corporation ("Impac Funding"), Impac Mortgage Holdings, Inc. (the "Seller") and IMH Assets Corp. (the "Depositor") in connection with (i) the Mortgage Loan Purchase Agreement, dated as of June 29, 2004 (the "Seller Sale Agreement"), between the Seller and the Depositor, (ii) the Amended and Restated Trust Agreement, dated as of June 29, 2004 (the "Trust Agreement" or the "Depositor Sale Agreement"), among the Depositor, Wilmington Trust Company as owner trustee of Impac CMB Trust Series 2004-6 (the "Issuer") and Wells Fargo Bank, N.A. pursuant to which the trust certificates (the "Trust Certificates") were issued, (iii) the Custodial Agreement, dated as of June 29, 2004 (the "Custodial Agreement"), among Wells Fargo Bank, N.A. (the "Indenture Trustee"), the Master Servicer and Deutsche Bank National Trust Company as custodian (the "Custodian"), (iv) the Servicing Agreement, dated as of June 29, 2004 (the "Servicing Agreement"), among Impac Funding (the "Master Servicer"), the Issuer and Indenture Trustee, (v) the Indenture, dated as of June 29, 2004 (the "Indenture"), between the Issuer



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IMH Assets Corp. Series 2004-6                                           Page 2.
June 29, 2004

and the Indenture Trustee relating to the Collateralized Asset-Backed Bonds, Series 2004-6 (the "Bonds") issued pursuant thereto, (vi) the Grantor Trust Agreement, dated as of June 29, 2004 (the "Grantor Trust Agreement"), between the Depositor and Wells Fargo Bank, N.A., relating to the Collateralized Asset-Backed Grantor Trust Certificates, Series 2004-6 (the "Grantor Trust Certificates") issued pursuant thereto and secured by certain Bonds, (vii) the Underwriting Agreement, dated as of June 25, 2004 (the "Underwriting Agreement"), among Impac Funding, the Depositor, the Seller, Countrywide Securities Corporation ("Countrywide"), UBS Securities LLC ("UBS") and Bear, Stearns & Co. Inc. (together with Countrywide and UBS, the "Underwriters") pursuant to which the Issuer sold certain of the Bonds (the "Publicly Offered Bonds" and the Publicly Offered Certificates to the Underwriters, (viii) the Prospectus Supplement, dated June 25, 2004 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated March 29, 2004 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"), and (ix) the Indemnification Agreement, dated as of June 25, 2004 (the "Indemnification Agreement"), among Ambac Assurance Corporation as insurer, the Seller and the Depositor. The Seller Sale Agreement, the Trust Agreement, the Servicing Agreement, the Indenture, the Underwriting Agreement, the Grantor Trust Agreement and the Indemnification Agreement are collectively referred to herein as the "Agreements". Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, with your permission we have assumed, and are relying thereon without independent investigation, (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.



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IMH Assets Corp. Series 2004-6                                           Page 3.
June 29, 2004

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the "Code"). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The statements made in the Base Prospectus and the Prospectus Supplement under the heading "Federal Income Tax Consequences", to the extent that they constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the Bonds offered thereby, are correct in all material respects with respect to those consequences or matters that are discussed therein.

         2. Under current United States federal income tax law as of the Closing Date, based upon certain financial calculations prepared at the request of the Underwriters concerning the projected performance of the Underlying Certificates and projected payments on the Bonds and assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for federal income tax purposes of Bonds having terms substantially the same as those of the Bonds, for federal income tax purposes the Bonds will be treated as indebtedness to a holder thereof other than the owner of the Trust Certificates, and not as ownership interests in the Issuer, and the Issuer will not be classified as (i) an association taxable as a corporation, (ii) a publicly traded partnership taxable as a corporation or (iii) a taxable mortgage pool for federal income tax purposes.

         3. The Grantor Trust Fund will be classified as a grantor trust under subpart E, part I of subchapter J of Chapter 1 of the Code and not as a partnership or an association taxable as a corporation.


         This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted



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IMH Assets Corp. Series 2004-6                                           Page 4.
June 29, 2004

or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction (as defined in Treasury regulation section 1.6011-4) and (iv) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.


                                                Very truly yours,



                                                /s/ Thacher Proffitt & Wood LLP